EXHIBIT 3.11

THE COMPANIES ACT 1985

PRIVATE COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

of

NIMBUSPATH LIMITED

1.	Name

1.1	The Company’s name is “Nimbuspath Limited”.

2.	Registered Office

2.1	The Company’s registered office is to be situated in England and Wales.

3.	Objects

3.1	The Company’s object is to carry on business as a general commercial company and accordingly to carry on any trade or business whatsoever and so that the company has power to do all such things as are incidental or conducive to the carrying on of any trade or business by it and in addition and without prejudice to the generality of the foregoing the further objects for which the Company is established are:

(A)	To carry on all or any of the businesses of general merchants and traders, cash and credit traders, manufacturers agents and representatives, insurance brokers and consultants, estate and advertising agents, mortgage brokers, financial agents, advisers, managers and administrators, hire purchase and general financiers, brokers and agents, commission agents, importers and exporters, manufacturers, retailers, wholesalers, buyers, sellers, distributors and shippers of, and dealers in all products, goods, wares, merchandise and produce of every description, to participate in, undertake, perform and carry on all kinds of commercial, industrial, trading and financial operations and enterprises; to carry on all or any of the businesses of marketing and business consultants, advertising agents and contractors, general storekeepers, warehousemen, discount traders, mail order specialists, railway, shipping and forwarding agents, shippers, traders, capitalists and financiers either on the Company’s own account or otherwise, printers and publishers; haulage and transport contractors, garage proprietors, operators, hirers and letters on hire of, and dealers in motor and other vehicles, craft, plant, machinery, tools and equipment of all kinds; and to purchase or otherwise acquire and take over any businesses or undertakings which may be deemed expedient, or to become interested in, and to carry on or dispose of, remove or put an end to the same or otherwise deal with any such businesses or undertakings as may be thought desirable.

(B)	To acquire and assume for any estate or interest and to take options over, construct, develop or exploit any property real or personal, and rights of any kind and the whole or any part of the undertaking, assets and liabilities of any person and to act and carry on business as a holding company.

(C)	To manufacture, process, import, export, deal in and store any goods and other things and to carry on the business of manufacturers, processors, importers, exporters and storers of and dealers in any goods and other things.

(D)	To acquire and exploit lands, mines and mineral rights and to acquire, explore for and exploit any natural resources and to carry on any business involving the ownership or possession of land or other immovable property or buildings or structures thereon and to construct, erect, install, enlarge, alter and maintain buildings, plant and machinery and to carry on business as builders, contractors and engineers.

(E)	To provide services of all descriptions and to carry on business as advisers, consultants, brokers and agents of any kind.

(F)	To advertise, market and sell the products of the Company and of any other person and to carry on the business of advertisers or advertising agents or of a marketing and selling organisation or of a supplier, wholesaler, retailer, merchant or dealer of any kind.

(G)	To provide technical, cultural, artistic, educational, entertainment or business material, facilities or services and to carry on any business involving any such provision.

(H)	To lend money, and grant or provide credit and financial accommodation, to any person and to carry on the business of a banking, finance or insurance company.

(I)	To invest money of the Company in any investments and to hold, sell or otherwise deal with such investments, and to carry on the business of a property or investment company.

(J)	To acquire and carry on any business carried on by a subsidiary or a holding company of the Company or another subsidiary of a holding company of the Company.

(K)	To enter into any arrangements with any government or authority or person and to obtain from any such government or authority or person any legislation, orders, rights, privileges, franchises and concessions and to carry out, exercise and comply with the same.

(L)	To borrow and raise money and accept money on deposit and to accept, draw, make, create, issue, execute, discount, endorse, negotiate and deal in bills of exchange, promissory notes and other instruments and securities, whether negotiable or otherwise and to engage in currency exchange and interest rate transactions, including but not limited to dealings in foreign currency, spot and forward rate exchange contracts, futures, options, forward rate agreements, swaps, caps, floors, collars and any other foreign exchange or interest rate hedging arrangements and such other instruments as are similar to, or derived from any of the foregoing whether for the purpose of making a profit or avoiding a loss or managing a currency or interest rate exposure or any other exposure or for any other purpose and to enter into any guarantee, contract of indemnity or suretyship.

(M)	To enter into any guarantee, contract of indemnity or suretyship and in particular (without prejudice to the generality of the foregoing) to guarantee, support or secure, with or without consideration, the performance of any obligations or commitments of, and the repayment or payment of the principal amounts of and any premiums, interest, dividends and other moneys payable on or in respect of any securities or liabilities of, any person, including (without prejudice to the generality of the foregoing) any subsidiary or holding company of the Company or another subsidiary of a holding company of the Company or otherwise associated with the Company, and to secure or discharge any debt or obligation in any manner and in particular (but without prejudice to the generality of the foregoing) by mortgages of or charges upon all or any part of the undertaking, property and assets (present and future) and uncalled capital of the Company or by the creation and issue of securities or in any other manner or any combination thereof.

(N)	To amalgamate or enter into partnership or any profit-sharing arrangement with, or to co-operate or participate in any way with, or to take over or assume any obligation of, or to assist or subsidise any person.

(O)	To apply for and take out, purchase or otherwise acquire any trade and service marks and names, designs, patents, patent rights, inventions and secret processes and to carry on the business of an inventor, designer or research organisation.

(P)	To sell, exchange, mortgage, charge, let on rent, share of profit, royalty or otherwise, grant licences, easements, options, servitudes and other rights over, and in any other manner deal with, or dispose of, all or any part of the undertaking, property and assets (present and future) of the Company for any consideration and in particular (without prejudice to the generality of the foregoing) for any securities.

(Q)	To issue and allot securities of the Company for cash or in payment or part payment for any real or personal property purchased or otherwise acquired by the Company or any services rendered to the Company or as security for any obligation or amount (even if less than the nominal amount of such securities) or for any other purpose.

(R)	To give any remuneration or other compensation or reward for services rendered or to be rendered in placing or procuring subscriptions of, or otherwise assisting in the issue of, any securities of the Company or in or about the formation of the Company or the conduct or course of its business, and to establish or promote, or concur or participate in establishing or promoting, any company, fund or trust and to subscribe for, underwrite, purchase or otherwise acquire securities of any company, fund or trust and to carry on the business of company, fund, trust or business promoters or managers and of underwriters or dealers in securities, and to act as director of and as secretary, manager, registrar or transfer agent for any other company and to act as trustees of any kind and to undertake and execute any trust.

(S)	To pay all the costs, charges and expenses preliminary or incidental to the promotion, formation, establishment and incorporation of the Company, and to procure the registration or incorporation of the Company in or under the laws of any place outside England.

(T)	To grant pensions, annuities, gratuities and superannuation or other allowances and benefits, including allowances on death, to any directors, officers or employees or former directors, officers or employees of the Company or any company which at any time is or was a subsidiary or a holding company of the Company or another subsidiary of a holding company of the Company or otherwise associated with the Company or of any predecessor in business of any of them, and to the relations, connections or dependants of any such persons, and to other persons whose service or services have directly or indirectly been of benefit to the Company or who the Company considers have any moral claim on the Company or to their relations, connections or dependants, and to establish or support any associations, institutions, clubs, schools, building and housing schemes, funds and trusts, and to make payments towards insurances or other arrangements likely to benefit any such persons or otherwise advance the interests of the Company or of its Members, and to subscribe, guarantee or pay money for any purpose likely, directly or indirectly, to further the interests of the Company or of its Members or for any national, charitable, benevolent, educational, social, public, general or useful object.

(U)	To purchase and maintain for any director, other officer or auditor of the Company insurance against any liability against which the Company may lawfully insure any such persons including (without prejudice to the generality of the foregoing) any liability which by virtue of any rule of law would attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the Company.

(V)	To cease carrying on or wind up any business or activity of the Company, and to cancel any registration of and to wind up or procure the dissolution of the Company in any state or territory.

(W)	To distribute any of the property of the Company among its creditors and Members in specie or kind.

(X)	To do all or any of the things or matters aforesaid in any part of the world and either as principals, agents, contractors, trustees or otherwise and by or through trustees, agents or otherwise and either alone or in conjunction with others.

(Y)	To carry on any other business or activity and do anything of any nature which in the opinion of the Company is or may be capable of being conveniently carried on or done in connection with the above, or likely directly or indirectly to enhance the value of or render more profitable all or any part of the Company’s undertaking, property or assets or otherwise to advance the interests of the Company or of its Members.

(Z)	To do all such other things as in the opinion of the Company are or may be incidental or conducive to the attainment of the above objects or any of them.

AND it is hereby declared that in this clause “company”, except where used in reference to this Company, shall include any partnership or other body of persons, whether incorporated or not incorporated, and whether formed, incorporated, domiciled or resident in the United Kingdom or elsewhere, “person” shall include any company as well as any other legal or natural person, “subsidiary” and “holding company” shall include, respectively, “subsidiary undertaking” and “parent undertaking”, “securities” shall include any fully, partly or nil paid or no par value share, stock, unit, debenture, debenture or loan stock, deposit receipt, bill, note, warrant, coupon, right to subscribe or convert, or similar right or obligation, “and” and “or” shall mean “and/or” where the context so permits, “other” and “otherwise” shall not be construed ejusdem generis where a wider construction is possible, and the objects specified in the different paragraphs of this clause shall not, except where the context expressly so requires, be in any way limited or restricted by reference to or inference from the terms of any other paragraph or the name of the Company, but may be carried out in as full and ample a manner and shall be construed in as wide a sense as if each of the said paragraphs defined the objects of a separate, distinct and independent company.

4.	Members’ Liability

4.1	The liability of the Members is limited.

5.	Share Capital

5.1	The Company’s share capital is £1,000 divided into 1000 shares of £1 each, and the Company shall have the power to divide the original or any increased capital into several classes, and to attach thereto any preferential, deferred, qualified or other special rights, privileges, restrictions or conditions.

THE COMPANIES ACT 1985

PRIVATE COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

of

NIMBUSPATH LIMITED

1.	Table A

1.1	The Regulations in Table A in the schedule to the Companies (Tables A to F) Regulations 1985, as amended at the date of adoption of these Articles (“Table A”), shall except where the same are excluded or varied by or inconsistent with these Articles apply to the Company. No other regulations set out in any statute or statutory instrument concerning companies shall apply as regulations of the Company.

2.	Interpretation

2.1	In these Articles unless the context otherwise requires:

“an Address” in relation to electronic communications includes any number or address used for the purposes of such communications;

“these Articles” means these Articles of Association in their present form or as from time to time altered;

the “Companies Acts” means every statute from time to time in force concerning companies insofar as the same applies to the Company;

“Member” means a member of the Company;

every reference in Table A to the “Act” shall be construed as if the reference were to the Companies Acts;

any words or expressions defined in the Companies Act 1985 in force at the date when these Articles or any part thereof are adopted shall bear the same meaning in these Articles or such other part (as the case may be);

where for any purpose an ordinary resolution of the Company is required, a special or extraordinary resolution shall also be effective, and where an extraordinary resolution is required a special resolution shall also be effective.

3.	Unissued share capital

3.1	Subject to the provisions of the Companies Acts and these Articles and to any direction to the contrary which may be given by ordinary or other resolution of the Company, any unissued shares of the Company (whether forming part of the original or any increased capital) shall be at the disposal of the Directors who may offer, allot, grant options over or grant any right or rights to subscribe for such shares or any right or rights to convert any security into such shares or otherwise dispose of them to such persons, at such times and for such consideration and upon such terms and conditions as the Directors may determine.

3.2	For the purposes of section 80 of the Companies Act 1985, the Directors are generally and unconditionally authorised to exercise all powers of the Company to allot relevant securities as defined in the said section up to an aggregate nominal amount of £1,000. This authority shall expire five years from the date of incorporation of the Company but may be previously revoked or varied by the Company in general meeting and may from time to time be renewed by the Company in general meeting for a further period not exceeding five years. The Company may make an offer or agreement before the expiry of this authority that would or might require relevant securities to be allotted after this authority has expired and the Directors may allot relevant securities in pursuance of any such offer or agreement as if this authority had not expired.

3.3	This Article shall not apply to redeemable shares which shall be governed by the provisions of Article 4 of these Articles.

3.4	Sub-section (1) of section 89 and sub-sections (1) to (6) (inclusive) of section 90 of the Companies Act 1985 shall not apply.

4.	Redeemable shares

4.1	Subject to the provisions of the Companies Acts, any shares may, with the sanction of a special resolution, be issued on terms that they are, or at the option of the Company or the Member registered in respect of such shares are liable, to be redeemed on such terms and in such manner as may be provided for by these Articles. Regulation 3 of Table A shall not apply.

5.	Transfers of shares

5.1	The directors may, in their absolute discretion and without assigning any reason therefor, decline to register any transfer of any share, whether or not it is a fully paid share. Regulation 24 of Table A shall not apply.

6.	Notice of general meetings

6.1	Notice of every general meeting shall be given in any manner authorised by or under these Articles to all Members other than such as, under the provisions of these Articles or the terms of issue of the shares they hold, are not entitled to receive such notices from the Company, Provided that any Member may in writing or by electronic communication waive notice of any meeting either prospectively or retrospectively and if he shall do so it shall be no objection to the validity of such meeting that notice was not given to him.

7.	Proceedings at general meetings

7.1	At any general meeting a poll may be demanded by the Chairman or by any Member present in person or by proxy and Regulation 46 of Table A shall be varied accordingly.

8.	Votes of Members

8.1	Subject to any rights or restrictions for the time being attached to any class or classes of shares, on a show of hands every Member present in person and every person present as a proxy for a Member or Members shall have one vote, and on a poll every Member shall have one vote for each share of which he is the holder. Regulation 54 of Table A shall not apply.

8.2	The appointment of a proxy and the power of attorney or other authority (if any) under which it is signed, or a notarially certified copy of such power or authority, shall, in the case of an appointment in writing, be deposited at the registered office of the Company (or at such other place in the United Kingdom as is specified for that purpose in the notice of meeting or any instrument of proxy sent by the Company in relation to the meeting) not less than twenty-four hours before the time for holding the meeting or adjourned meeting at which the person named in the appointment proposes to vote, or handed to the Chairman of the meeting or adjourned meeting before the commencement of such meeting or, in the case of an appointment contained in an electronic communication, where an address has been specified in:

(A)	the notice convening the meeting; or

(B)	in any instrument of proxy sent out by the Company in relation to the meeting; or

(C)	in any invitation contained in an electronic communication to appoint a proxy issued by the Company in relation to the meeting shall be received at such address not less than twenty-four hours before the time for holding the meeting or adjourned meeting. In default, the appointment shall not be treated as valid. Regulation 62 of Table A shall not apply.

9.	Alternate Directors

9.1	An alternate Director may be paid expenses and shall be entitled to be indemnified by the Company to the same extent mutatis mutandis as if he were a Director but shall not be entitled to receive from the Company any fee in his capacity as an alternate Director except only such part (if any) of the remuneration otherwise payable to the Director appointing him as such Director may by notice in writing to the Company from time to time direct and Regulation 66 of Table A shall be varied accordingly.

10.	The seal

10.1	The Company may exercise all the powers conferred by the Companies Acts with regard to having any official seal, or otherwise in relation to the execution of documents by the Company, and such powers shall be vested in the Directors. Any document to which an official seal is affixed shall be signed by such persons, if any, as the Directors may from time to time determine and unless otherwise so determined shall be signed by a Director and by the Secretary or a second Director. Any document to which an official seal is affixed or which is otherwise executed by the Company shall be delivered at such time, and in such manner, as the Directors may from time to time determine, and shall not be deemed to be delivered by the Company solely as a result of having been executed by the Company. Regulation 101 of Table A shall not apply.

11.	Delegation of Directors’ powers

11.1	The Directors may delegate any of their powers to committees consisting of such person or persons (whether Directors or not) as they think fit. The Directors may also entrust to and confer upon any Director any of the powers exercisable by them. Any such delegation may be made upon such terms and conditions and with such restrictions as they may think fit, and either collaterally with or to the exclusion of their own powers, and the Directors may from time to time revoke, withdraw, alter or vary all or any of such powers. Subject to any such terms, conditions or restrictions, the proceedings of a committee with two or more members shall be governed by these Articles regulating the proceedings of directors so far as they are capable of applying. Regulation 72 of Table A shall not apply.

12.	Appointment and retirement of Directors

12.1	Without prejudice to any other provisions of or incorporated in these Articles governing the appointment and removal of Directors, any Member or Members holding a majority in nominal value of such of the issued share capital for the time being of the Company as carries the right of attending and voting at general meetings of the Company may by memorandum in writing signed by or on behalf of him or them and delivered to the registered office of the Company or tendered at a meeting of the Board, or of the Company in general meeting, or sent by electronic communication, at any time and from time to time appoint any person to be a Director either to fill a casual vacancy or as an addition to the existing Directors or remove any Director from office howsoever appointed.

12.2	The Directors and the Company by ordinary resolution shall each have power at any time and from time to time to appoint any person to be a Director either to fill a casual vacancy or as an addition to the existing Directors. Any Director so appointed shall (subject to Regulation 81 of Table A and to the provisions of the Companies Acts) hold office until he is removed pursuant to these Articles.

12.3	Regulations 73 to 80 (inclusive), Regulation 81(e) and the last sentence of Regulation 84 of Table A shall not apply.

13.	Directors’ gratuities and pensions

13.1	The Directors on behalf of the Company may exercise all the powers of the Company to grant pensions, annuities, gratuities and superannuation or other allowances and benefits in favour of any person including any Director or former Director or the relations, connections or dependants of any Director or former Director. A Director or former Director shall not be accountable to the Company or the Members for any benefit of any kind conferred under or pursuant to this Article and the receipt of any such benefit shall not disqualify any person from being or becoming a Director of the Company.

14.	Proceedings of Directors

14.1	The Directors may meet for the despatch of business, adjourn and otherwise regulate their meetings as they think fit. Questions arising at any meetings shall be determined by a majority of votes. In case of an equality of votes the chairman of the meeting shall have a second or casting vote. A Director may, and the Secretary at the request of a Director shall, at any time call a meeting of the Directors. Notice of any meeting of the Directors may be given by any electronic communication. It shall not be necessary to give notice of a meeting of the Directors to any Director for the time being absent from the United Kingdom unless

(A)	he has given to the Company an address, whether within or outside the United Kingdom, at which notices can be served on him, or

(B)	in the opinion of the Secretary or Director calling the meeting it is possible at the time notice is to be given to give him such notice by electronic communication and it will be possible for him to participate in the meeting by telephone or other communication equipment as referred to in Regulation 14.3 of these Articles.

Meetings may be held in any part of the world.

14.2	The quorum necessary for the transaction of the business of the Directors may be fixed from time to time by the Directors and, unless so fixed at any other number, shall be two. An alternate Director shall, if his appointor is not present, be counted in the quorum. A meeting of the Directors at which a quorum is present shall be competent to exercise all powers and discretions for the time being exercisable by the Directors. Any Director who ceases to be a Director at a meeting of the Directors may continue to be present and act as a Director, and be counted in the quorum, until termination of the meeting if no other Director objects and if otherwise a quorum of Directors would not be present.

14.3	A Director shall be treated as present in person at a meeting of the Directors notwithstanding that he is not physically present at the place where the meeting is held if he is in communication with the meeting by conference telephone or other communication equipment permitting each person physically present at or so in communication with the meeting to hear and be heard by each other such person. Such a Director shall be counted in the quorum of the meeting and shall be entitled to vote thereat.

14.4	Subject to the provisions of these Articles and provided a Director shall have disclosed such interest in accordance with Regulation 85 of Table A, a Director shall be entitled to vote in respect of any transaction, contract, arrangement or agreement with the Company in which he is in any way, whether directly or indirectly, interested and if he shall do so his vote shall be counted and he shall be taken into account in ascertaining whether a quorum is present. For the purpose of this Article, an interest of a person who is, for any purpose of the Act, connected with a Director shall be treated as an interest of the Director and, in relation to an alternate Director, an interest of his appointor shall be treated as an interest of the alternate Director without prejudice to any interest which the alternate Director has otherwise.

14.5	Regulations 88-89 (inclusive) and 94-98 (inclusive) of Table A shall not apply.

15.	Notices

15.1	Any notice or other document (including a share certificate or other document of title) may be served on or delivered to any Member by the Company either personally or by sending it through the post in a prepaid letter addressed to such Member at his registered address as appearing in the Register of Members, or by delivering it to or leaving it at such registered address, addressed as aforesaid, or (except for a share certificate or other document of title) by giving it using electronic communications to an address notified to the company for that purpose by the Member. In the case of joint holders of a share, service or delivery of any notice or other document on or to one of the joint holders shall for all purposes be deemed a sufficient service on or delivery to all the joint holders. Any notice or other document served or delivered in accordance with these Articles shall be deemed duly served or delivered notwithstanding that the Member is then dead or bankrupt or otherwise under any legal disability or incapacity and whether or not the Company had notice thereof. Any such notice or other document sent by first-class post shall be deemed to have been served or delivered on the day after the day when the same was put in the post, and in proving such service or delivery it shall be sufficient to prove that the notice or document was properly addressed, prepaid and put in the post. Any such notice or other document sent by an electronic communication shall be deemed to have been served 48 hours after the same was sent and proof that the same was sent in accordance with guidance issued by the Institute of Chartered Secretaries and Administrators shall be conclusive evidence that the notice was given. Regulations 112, 115 and 116 of Table A shall not apply.

16.	Winding up

16.1

If the Company shall be wound up (whether the liquidation is voluntary, under supervision, or by the Court) the liquidator may, with the authority of an extraordinary resolution and subject to any provision sanctioned in accordance with the provisions of the Companies Acts, divide among the Members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such values as he deems fair upon any assets to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The Liquidator may, with the like authority, vest the whole or any part of the assets in trustees upon such trusts for the benefit of Members as the Liquidator with the like authority shall think fit, and the liquidation of the Company may be closed and the Company dissolved, but so that no contributory shall be compelled to accept any shares or other property in respect of which there is a liability and the Liquidator may make any provision referred to in and sanctioned in accordance with the provisions of the Companies Acts. Regulation 117 of Table A shall not apply.

17.	Indemnity

17.1	Subject to the provisions of the Companies Acts, the Company may purchase and maintain for any of the Company’s Directors, alternate Directors, Auditors, Secretaries and other officers insurance against any liability which by virtue of any rule of law would otherwise attach to any such person in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the Company and (whether or not any such insurance is effected) every such person shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by him in the execution and discharge of his duties or in relation thereto including any liability incurred by him in defending any proceedings, civil or criminal, that relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Company and in which judgment is given in his favour (or the proceedings otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted by the Court. Regulation 118 of Table A shall not apply.